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                                                                     EXHIBIT 1.1


                              ENGAGEMENT AGREEMENT
                                 BY AND BETWEEN
                     W. G. NIELSEN & CO. AND SARDY HOUSE LLC


This Engagement Agreement (also referred herein as the "Engagement" or the "Agreement") confirms our mutual understanding regarding the retention of W.G. NIELSEN & Co (also referred to as the "Advisor") and SARDY HOUSE LLC (also referred to as the "Company"), and the Company's sole member, North and South Aspen, L.L.C. (also referred to herein as the "Holder"), as their exclusive financial advisor and underwriter with respect to the proposed Transaction. As used in this Engagement Agreement the term "Transaction" shall refer to the public, registered sale, on a best efforts all or none minimum, best efforts maximum basis, of the Company's newly issued membership interests to investors (the "Offering").

As the Company's financial advisor and underwriter, we will act on behalf of the Company and will provide independent advice and counsel on issues of a financial nature pertaining to this Engagement. Advisor will report directly to Daniel Delano and Frank Peters as the authorized representatives of the Company's Manager and Member. Advisor will keep same apprised of our activities as requested to our progress on a going forward basis.

In carrying out this assignment, Advisor recognizes that sales of membership interests pursuant to the Offering may be solicited by the Company, by the Holder or by a limited number of real estate agents selected by the Company. The Company and Holder recognize that any such solicitation needs to be in strict compliance with all applicable federal and state securities laws and regulations. The Company, Holder and Advisor will coordinate their efforts and work closely with each other and the Company's in-house staff and such outside real estate agents selected by the Company, as well as the professionals retained to assist the Company and Holder in their overall program to achieve various corporate objectives and remain in compliance with all applicable federal and state securities laws and regulations.

1. The financial and investment banking services and activities Advisor anticipates performing over the entire course of this Engagement for the Company can be generally described as follows:

       PREPARATION OF THE OFFERING MATERIALS. Advisor will work with the Company and its counsel to prepare all necessary documentation for the Offering. This includes, but is not limited to, the preliminary prospects, final prospectus, subscription agreements and any other marketing materials to be used by the Company in the marketing of membership interests in the Company. As part of this process, Advisor will perform due diligence on the Company and its business, management and financial situation. The Company agrees to cooperate fully, and cause its



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       management, employees and agents to cooperate fully with Advisor in the due diligence process.

       MARKETING OF OFFERING. As discussed above, the Company intends to market the Offering through its in-house staff and selected real estate brokers. The Company has requested a No-Action Letter regarding the participation of real estate brokers in the marketing of the Offering. Advisor will work with the Company's securities counsel to provide guidance to the Company's in-house staff and selected real estate brokers so as to assure that the Company, the Holder and Advisor remain at all times in compliance with all applicable federal and state securities laws and regulations. All potential investors in the Offering will be referred by the Company's in-house staff and the selected real estate brokers to Advisor and Advisor will respond to such potential investors' questions with regards to the Offering. In addition, Advisor will require that any potential investor submit information pursuant to a subscription agreement, which information will be reviewed by Advisor to determine whether an investment in the Offering is suitable for such potential investor. The determination as to suitability will be at the sole discretion of Advisor.

       OTHER SERVICES. Advisor will also serve as an advisor to the Company in connection with the Offering and in achieving its corporate objectives. Advisor will perform all tasks necessary for the Company to complete a sale of membership interests to investors, including reviewing all closing and marketing materials prepared by the Company and its counsel, establishing any required escrow accounts, securing approval of the underwriting and closing arrangements by the NASD, and managing the closing process.

       The possible services and tasks listed above are reflective of the overall commitment Advisor is prepared to make to assist the Company through completion of the Offering. The above list of services and tasks is representative of the type of work that will have to be done by Advisor, in order for the Company to achieve its business objectives. It is based on Advisor's present understanding of the Company's circumstances, requirements and goals and, as such, is subject to modification and adjustment in the event that those factors change. Many of the activities outlined above are interrelated, subject to iteration and continuing in nature, to be sure. We believe Advisor possesses such expertise and is prepared to dedicate the time and resources required to do the job properly and professionally and agree to use our "best efforts" to perform our services hereunder. Of course, no assurance can be given to the Company or to the Holder that the Offering will be successful, notwithstanding our best efforts.

2. In consideration of Advisor's services, the Holder agrees to pay the Advisor the following compensation:

       (a) A non-refundable retainer of $7,500 due on the date of execution of this Engagement Agreement. Such retainer is in consideration of Advisor's role as Advisor to the Company and to the Holder.



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       (b)    In addition to the non-refundable retainer specified in paragraph
              2(a) above, Company agrees to pay an advisory fee equal to $7,500 per month commencing on June 1, 2003 and each month thereafter through and including December 1, 2003. In the event there is a closing of a sale of membership interests prior to December 1, 2003 or in the event of an earlier termination of this Agreement, then such advisory fees shall be waived from the immediately succeeding month through December 1, 2003. No advisory fees shall be payable by the Company subsequent to the December 1, 2003 payment.

       (c) Upon the closing of a sale of a membership interest pursuant to the Offering, Advisor shall be paid in certified funds, as underwriter of the Company, a cash success fee equal to 7% of the total Transaction value (defined in paragraph 3) for the first 10 membership interests sold, a fee equal to 6% of the total Transaction value for the next 7 membership interest sold and a fee equal to 7% of the total Transaction value for each of the remaining membership interests sold. However, in the event that such closing of a sale of a membership interest was to an investor that was referred to Advisor by the Company or any of the real estate brokers selected by the Company, such cash success fee shall be reduced by 3.5% of the total Transaction value of each sale of a membership interest by such third-party.

       (d) The foregoing compensation is agreed to by client in specific reliance upon Advisor's assurance that Advisor will secure approval of the NASD to underwrite the Offering as soon as commercially reasonable. In the event, Advisor is unable to secure NASD underwriter approval on or before August 1, 2003, Advisor shall promptly refund to Client the advisory fees and any other payments previously made by Client to Advisor (except for the non-refundable retainer specified in paragraph 2(a)), and this Agreement shall terminate.

3. It is the intent of the parties that any fee payable to Advisor pursuant to paragraph 2(c) above will be computed based upon the total consideration regardless of how allocated or the form of consideration. Therefore, the "total Transaction value" referred to above shall include
       (i) any and all deferred installments of the transaction price, (ii) any portion of the transaction price held in escrow at closing.

4. The Company and the Holder agree that Advisor will act as the exclusive Advisor and underwriter to the Company, with regard to all matters related to this Engagement Agreement from the date of acceptance of this Engagement Agreement until such time as all membership interests being sold pursuant to the Offering are sold or the Company cancels the Offering.

5. It is the Advisor's intent that the Offering contemplated in this Engagement Agreement be pursued on a negotiated basis and the Advisor makes no representations or



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       guarantees that the Offering will be completed. The Advisor is not obligated to purchase any portion of the Offering in connection with this Engagement.

6. The Advisor agrees that any corporate information provided by the Company, in the course of this Engagement, is the property of the Company and not to be considered proprietary material of the Advisor. However, all material prepared by the Advisor and included in any prospectus or related documents is proprietary and may not be copied or duplicated by the Company and/or used for any purpose unrelated to the completion of this Offering.

7. In the event this Engagement is terminated prior to the sale of all membership interests being sold pursuant to the Offering as a result of a determination by the Company to cancel the Offering and if the Company or the Holder subsequently sells membership interests in the Company on substantially similar terms and conditions (excluding price) as the Offering within a twenty-four month period following the termination date of this Engagement, the Advisor will be entitled to the fees set forth in paragraph 2(c) except such fees will be reduced by any fees required to be paid to any third party. For purposes of this section, the sale of all or substantially all of the Company to a single purchaser (which sale may include the sale of all or substantially all membership interests in the Company) shall not be considered a sale on "substantially similar terms and conditions" hereunder; provided that, upon such a sale within a twenty-four month period following termination, Advisor shall be paid a fee equal to 1% of the total Transaction value.

8. The Company and the Holder agree to reimburse Advisor within 14 days from receipt of a statement from the Advisor for all out-of-pocket expenses incurred by the Advisor (other than the fees and expenses of Advisor's counsel and the NASD fees related to Advisor's underwriter approval) in connection with the matters contemplated by this Engagement in excess of $500 each month. Advisor will not incur single expenses in excess of $250 without the prior approval of the Company.

9. Each party agrees to indemnify and hold the other harmless and each of its officers, directors, employees, representatives and agents harmless to the fullest extent permitted by law from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, cost, expenses and disbursements (including without limitation fees and disbursements of counsel) related to or arising out of any untrue statement or alleged untrue statement of a material fact made by the party or any omission or alleged omission of the party to state a material fact; and to reimburse the other party for all reasonable expenses as may be incurred by it in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation or administrative proceedings. This provision of this paragraph 9 shall survive the expiration or termination of this Engagement including a termination resulting from a closing of the Transaction.

10. In connection with Advisor's services, the Company will furnish (or cause to be furnished) to the Advisor such information and data as is within the Company's



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       possession or control relating to the Company as the Advisor reasonably deems necessary and reasonably requests in order to complete its assignments for the Company. Advisor will keep and maintain all non-public information which it receives or develops concerning the Company confidential and will disclose such information only as is required in its reasonable judgment by this assignment or is required by law. The Company recognizes and confirms that in the performance of its services hereunder: (i) Advisor may rely upon information provided by the Company without independent verification; (ii) Advisor. shall incur no liability as a result of such reliance; and (iii) Advisor does not assume responsibility for the accuracy or completeness of such information, whether or not it makes an independent verification.

11. No party identified under Paragraph 9, may assign its rights, duties or responsibilities hereunder without the prior consent of the other party, which shall not be unreasonably withheld. This Engagement shall inure to the benefit of the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Engagement by the parties hereto shall be binding upon their respective successors and assigns.

12. Advisor may publish, at its own expense, an advertisement announcing the completion of the Offering and Advisor's role therein.

13. By signing this Engagement Agreement, each signatory hereby acknowledges the fact that he/she is legally empowered to sign this Engagement Agreement on behalf of the party identified with his/her signature.

14. The parties agree and covenant that they will execute such other and further instruments and documents as are or may become necessary or advisable to effectuate the terms of this Agreement, including without limitation, a direct placement agreement or underwriting agreement with customary warranties and representations.

15. This Agreement may not be amended or modified except in writing and shall be governed and construed in accordance with the laws of the State of Colorado without regard to the principles of the conflicts of law. The indemnity and reimbursement provisions contained herein shall remain in full force and effect in the event of termination. The invalidity, legality or enforceability of any provision of this agreement shall in no way affect the validity, legality or enforceability of any other provision. If any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect. This Engagement Agreement incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with regard to the subject matter of this Engagement Agreement.

16. Signatures on this Agreement may be communicated by facsimile transmission and shall be binding upon the parties transmitting the same by facsimile transmission. This



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       Agreement may be executed in counterparts, all of which taken together, shall constitute a single agreement.

We are extremely pleased to propose this Engagement. If the foregoing correctly sets forth the agreed upon terms of Engagement, please sign in the appropriate space below and return to W. G. Nielsen & Company at 3200 Cherry Creek Drive South, Suite 470, Denver, Colorado 80209.


Sincerely,

Submitted this May 12th, 2003

W.G. Nielsen & Company

                                           Accepted this 12th day of May, 2003



/S/ WAYNE G. NIELSEN                       COMPANY:
--------------------
Wayne G. Nielsen
President                                  Sardy House, LLC

                                           By:  Block 66, LLC, its Manager


                                                By: /s/ DANIEL D. DELANO
                                                   -----------------------------


                                           HOLDER:

                                           North and South Aspen, LLC


                                           By: /s/ DANIEL D. DELANO
                                               ---------------------------------



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